Exhibit 99.1

RENTECH, INC.

For Immediate Release:

May 9, 2005

Rentech Reports Results for Second Quarter 2005

Denver, Colorado: Rentech, Inc. (AMEX: RTK) today announced its financial results for the second quarter and six months ended March 31, 2005. (Note: Rentech’s fiscal year ends September 30.)

Company revenues from continuing operations increased to $3,611,835 and $1,842,110 for the six and three months ended March 31, 2005 as compared to $2,403,163 and $1,256,845 for the six and three months ended March 31, 2004, an increase of 50% and 46.6% for the six and three month periods. (Note: adjustments in the Company’s revenues from 2004 are due to the sale of its subsidiary OKON, Inc. and the anticipated disposal of its subsidiary REN Corporation which are indicated in the section entitled Discontinued Operations).

General and administrative expenses were $4,096,241 and $5,389,616 during the three and six months ended March 31, 2005, up $2,654,204 and $2,602,000 from the three and six months ended March 31, 2004 when these expenses were $1,442,037 and $2,787,616. Of the increase, $2,559,457 related to one-time write-offs of expenses directly related to the planned acquisition of Royster-Clark Nitrogen, Inc. The Company expensed $1,657,611 of abandoned acquisition costs and $901,846 of abandoned debt issue costs during the three months ended March 31, 2005. Not including those one-time charges, general and administrative expenses increased only $94,747 and $42,543 during the three and six months ended March 31, 2005.

Company’s Discussion of Revenue from Continuing Operations

Service revenues in the amount of $1,723,463 and $3,173,496 were derived from contracts for oil and gas field services from Petroleum Mud Logging, Inc. (PML), the Company’s wholly owned oil and gas field service subsidiary for the three and six months ended March 31, 2005. Oil and gas field service revenues during the three and six months ended March 31, 2005 increased by $579,445 and $950,891, or 51% and 43%, from the service revenues of $1,144,018 and $2,222,605 for the three and six months ended March 31, 2004. The increase in oil and gas field services revenue was due to an increase in demand for PML’s mud logging services as drilling for new natural gas wells has continued to increase in this services market. Increased usage for PML’s manned and limited service (unmanned) units and an increase in daily billing rates for PML’s services led to the marked increases in revenue over the corresponding reporting period in 2004

Revenue earned for technical services provided to certain customers in the Company’s alternative fuels segment related to the Rentech Process technology were $86,038 and $376,090 during the three and six months ended March 31, 2005 as compared to $82,828 and $122,695 during the three and six months ended March 31, 2004. The increase in these revenues reflects more contracts related to new potential projects being considered by others who would license the Rentech Process.

Rentech, Inc. generates rental income from a tenant who leases a portion of the Company’s development and testing laboratory building. Rental income from this tenant which is included in the alternative fuels segment, contributed $32,609 and $62,249 in revenue during the three and six months ended March 31, 2005 as compared to $29,999 and $57,863 during the three and six months ended March 31, 2004.

For the three and six months ended March 31, 2005, Rentech experienced a net loss from continuing operations of $5,036,821 and $7,169,800 or $0.054 and $0.078 per share compared to a net loss from continuing operations of $1,575,038 and $3,232,503, or $0.018 and $0.039 per share during the three and six months ended March 31, 2004. The increase of $3,461,783 and $3,937,297 for the three and six months ended March 31, 2005 resulted from an increase in loss from operations of $2,506,312 and $2,449,057, and an increase in total other expenses of $1,181,581 and $1,643,804.

For the three and six months ended March 31 2005, the Company experienced net gain from discontinued operations of $380,084 and $261,498. This compares to losses of $100,341 and $360,519 for the same period in fiscal 2004.

Overall, the Company experienced a loss applicable to common stock of $4,656,737 or $0.05 per share and $6,908,302 or $0.075 per share during the three and six months ended March 31, 2005 versus $1,675,379 or $0.019 per share and $3,593,022 or $0.043 per share during the three and six months ended March 31, 2004. The loss for the three and six months ended March 31, 2005 included $1,022,186 and $1,509,206 respectively, for non-cash interest expense due to the amortization of debt issuance costs related to a line of credit and bridge loans entered into by the Company during the last quarter of fiscal year 2004 and the first quarter of fiscal year 2005. The Company attributed the majority of the increase in the loss to an increase in Company expenditures for the acquisition expenses related to Rentech’s attempt to purchase Royster-Clark Nitrogen, Inc. as well as the non-cash interest expense it reported.

Commenting on the 2005 second quarter results, Dennis L. Yakobson, president and CEO of Rentech, Inc. stated: “Rentech’s 2005 second fiscal was in general what the Company expected excluding the write-offs recorded for Royster-Clark Nitrogen, Inc. Though our attempt to purchase the facility in East Dubuque was not accomplished, Rentech has remained on track with Royster-Clark, Inc. to move forward in the conversion of the ammonia plant from natural gas to coal, utilizing advanced clean coal gasification technologies and Rentech’s Fischer-Tropsch gas-to-liquids process supported by the Company’s patented poly-generation design.

“The Company’s activity level, especially in the domestic coal-to-liquids sector, where the Company is focusing on participation on an ownership basis of facilities is growing. The poly-generation concept patented by Rentech and introduced for the conversion of Royster-Clark Nitrogen, Inc. has generated an increasing amount of interest. The Company has been able to target five other similar potential projects with variations to this poly-generation concept with total combined indicated F-T production rates of approximately 130,000 barrels a day. These opportunities are in preliminary stages of discussion, but given the state of world energy and an overall long-term outlook for increased U.S. imports, increasing U.S. power needs and higher energy prices, all indications point toward the need for a much more aggressive domestic energy policy. Considering these factors, we anticipate that Rentech will be an active participant in helping to meet this country’s future energy requirements.”

RENTECH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31		Six Months Ended March 31
	2005	2004	2005	2004
Total Revenues	$1,842,110	$1,256,845	$3,611,835	$2,403,163
Cost Of Sales	1,298,106	843,066	2,713,262	1,617,992

Gross Profit	$544,004	$413,779	$898,573	$785,171
Expenses	4,399,239	1,762,702	5,966,432	3,403,973

Profit (Loss) from Operations	$(3,855,235)	$(1,348,923)	$(5,607,859)	$(2,618,802)
Other Income (Loss)	(1,407,696)	(226,115)	(2,257,505)	(613,701)
Minority Interest in Subsidiary’s Net (Income) Loss	—	—	—	—

Profit (Loss) from Continuing Operations before Income Taxes	(5,262,931)	(1,575,038)	(7,325,364)	(3,232,503)
Income Tax Benefit	226,110	—	155,564	—

Profit (Loss) from Continuing Operations	(5,036,821)	(1,575,038)	(7,169,800)	(3,232,503)
Profit (Loss) from Discontinued Operations	380,084	(100,341)	261,498	(360,519)
Net Loss	$(4,656,737)	$(1,675,379)	$(6,908,302)	$(3,593,022)
Weighted Average Number of Shares Outstanding	92,801,018	85,588,165	91,398,772	83,041,519
Per Share Income (Loss)	$(0.050)	$(0.019)	$(0.075)	$(0.043)

Rentech, Inc., incorporated in 1981, is the developer and licensor of a patented and proprietary Fischer-Tropsch gas-to-liquids process for conversion of synthesis gas made from natural gas, industrial off-gas, or solid or liquid carbon-bearing materials into high-value fuels and chemicals. These include clean burning, ultra-low-sulfur and ultra-low-aromatic fuels (beyond detectable limits), naphtha, waxes and fuel for fuel cells.

Statements made in this report and the information incorporated by reference into this report that are not historical factual statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. This section is included for purposes of complying with those safe harbor provisions. The forward-looking statements include, among other things, statements regarding the intent, belief or expectations of Rentech and its officers and can be identified by the use of terminology such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “anticipate,” “should” and other comparable terms or the negative of them. In addition, we, through our senior management, from time to time make forward-looking oral and written public statements concerning our expected future operations and other developments. You are cautioned that, while forward-looking statements reflect our good faith belief and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from expectations. Factors that could affect Rentech’s results include the availability of financing for the project, the decision of others as to proceeding with the project, the timing of various phases of the project, and the entry into definitive agreements with others related to the project. Any forward-looking statements, whether made in this report or elsewhere, should be considered in context with the risk factors discussed or incorporated by reference in this report and the various disclosures made by us about our businesses in our various public reports.

Our Internet address is www.rentechinc.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our Web site.

For more information please contact: Mark Koenig, Director of Investor Relations, Rentech, Inc. at 303-298-8008 or E-mail at mkir@rentk.com, or see the Company¹s web site at: www.rentechinc.com